Exhibit 5.1

June 8, 2015

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

To the Board of Directors of

The Dun & Bradstreet Corporation

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Corporate Secretary of The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), and as such am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company intends to file with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable in accordance with The Dun & Bradstreet Corporation 2015 Employee Stock Purchase Plan (the “Plan”).

I have examined a copy of the Plan, the Registration Statement (including the exhibits thereto) and the related prospectus (the “Prospectus”). In addition, I have examined and have relied as to matters of fact upon the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other and further investigations as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures on all documents, the legal capacity of all natural persons and the due authority of all parties signing such documents, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I hereby advise that in my opinion the shares of Common Stock issuable in accordance with the Plan, when duly authorized and issued in the manner contemplated by the Registration Statement, the Prospectus, the Plan and any agreements that accompany each grant under the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing this consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Richard S. Mattessich

Richard S. Mattessich	Vice President, Associate General Counsel and Assistant Corporate Secretary
103 JFK Parkway	973.921.5837
Short Hills, NJ 07078	mattessichr@dnb.com